Collaborative Investment Series Trust 485BPOS

Exhibit 99(i)(ii)

May 28, 2024

Collaborative Investment Series Trust

500 Damonte Ranch, Parkway Building 700, Unit 700

Reno, NV 89521

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 152 to the Registration Statement, File Nos. 333-221072 and 811-23306 (the “Registration Statement”), of Collaborative Investment Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 152 to the Registration Statement and we consent to all references to us in Post-Effective Amendment No. 152. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP
THOMPSON HINE LLP

PBS/AD

EXHIBIT A

1. Mercator International Opportunity Fund
2. Rareview Dynamic Fixed Income ETF
3. Rareview Tax Advantage Income ETF
4. The SPAC and New Issue ETF
5. Goose Hollow Tactical Allocation ETF
6. Mohr Growth ETF
7. Mindful Conservative ETF
8. Adaptive Core ETF
9. Rareview Systematic Equity ETF
10. Mohr Sector Nav ETF
11. Goose Hollow Multi-Strategy Income ETF
12. Goose Hollow Enhanced Equity ETF
13. Mohr Company Nav ETF
14. Mohr Industry Nav ETF
15. Anydrus Advantage ETF
16. Rareview Total Return Bond ETF